February 20, 2020

GreenPower Motor Company Inc.
#240 - 209 Carrall Street
Vancouver, British Columbia  V6B 2J2
Canada

Dear Sirs:

Re: GreenPower Motor Company Inc. - Registration Statement on Form F-1/A

 We have acted as counsel to GreenPower Motor Company Inc. (the "Company"), a British Columbia corporation, in connection with the filing of a registration statement on Form F-1/A (File No. 333-236252) (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the resale of (i) up to 11,742,254 common shares of the Company that are issued and outstanding (the "Outstanding Shares"), and (ii) up to 6,557,371 common shares of the Company that may be issued upon exercise of warrants (the "Warrant Shares"), as further described in the Registration Statement.

 In connection with this opinion, we have examined the following documents:

(a) the notice of articles of the Company

(b) the articles of the Company;

(c) the resolutions adopted by the board of directors of the Company pertaining to the Outstanding Shares and the Warrant Shares;

(d) the Registration Statement; and

(e) the prospectus constituting a part of the Registration Statement.

 In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

 We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer of the Company.

 Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

  the Outstanding Shares have been duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company; and

  the Warrant Shares have been duly and validly authorized, and will, if and when issued in accordance with the terms of the warrants, be issued as fully paid and non-assessable common shares in the capital of the Company.

 This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP